Exhibit 99.1

Pro Forma Condensed Consolidated Financial Statements (Unaudited)
On June 1, 2015, TravelCenters of America LLC and three of its subsidiaries, which we refer to collectively as we, our, us, or TA, entered into a Transaction Agreement with our principal landlord, Hospitality Properties Trust, and four of its subsidiaries, which we refer to collectively as HPT, as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2015. The transactions contemplated by the Transaction Agreement, include (i) the amendment and restatement of our lease with HPT for 144 properties, which we refer to as the Prior TA Lease, (ii) the sale of properties and other assets to, and our lease back of those properties and assets from, HPT, (iii) the purchase of properties from HPT and (iv) the sale to HPT of five travel centers upon the completion of their development, which was then expected to be completed before June 30, 2017, at a purchase price equal to their development costs, including the cost of land, which costs were estimated to be not more than $118.0 million in the aggregate, and our lease back of these properties from HPT.
On June 22, 2016, we entered into a First Amendment to Transaction Agreement, or the Amendment, with HPT to, among other things, replace one of the five development properties that we had agreed to sell to and lease back from HPT with two alternative existing travel centers owned by us.
Since June 1, 2015, we completed certain of the transactions contemplated by the Transaction Agreement and the Amendment as summarized below:

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On June 9, 2015, the Prior TA Lease was expanded and subdivided into four new leases, which we refer to collectively as the New TA Leases. The initial terms for the New TA Leases end on December 31, 2026, 2028, 2029 and 2030. Each of the New TA Leases grants us two renewal options of 15 years each.

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On June 9, 2015, HPT purchased from us, for $183.4 million, 10 travel centers we owned and certain assets we owned at eight properties we leased from HPT under the Prior TA Lease. HPT leased back these properties to us under the New TA Leases. Our annual rent increased by $15.8 million as a result of the sale and leaseback of properties completed on June 9, 2015.

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On June 9, 2015, we purchased from HPT, for $45.0 million, five travel centers that we previously leased from HPT under the Prior TA Lease. Our annual rent decreased by $3.9 million as a result of our completion of the purchase of these properties.

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On June 16, 2015, HPT purchased from us, for $24.4 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the travel center and assets to us under two of the New TA Leases. Our annual rent increased by $2.1 million as a result of the sale and leaseback of the travel center and assets completed on June 16, 2015.

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On June 23, 2015, HPT purchased from us, for $20.1 million, one travel center we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the travel center and assets to us under two of the New TA Leases. Our annual rent increased by $1.7 million as a result of the sale and leaseback of the travel center and assets completed on June 23, 2015.

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On September 23, 2015, HPT purchased from us, for $51.5 million, two travel centers we owned and certain assets we owned at another travel center that we lease from HPT under one of the New TA Leases and HPT leased back the two travel centers and assets to us under three of the New TA Leases. Our annual rent increased by $4.4 million as a result of the sale and leaseback of the travel center and assets completed on September 23, 2015.

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On March 31, 2016, HPT purchased from us, for $19.7 million, one travel center we developed and owned and HPT leased back the travel center to us under one of the New TA Leases. Our annual rent increased by $1.7 million as a result of the sale and leaseback of the travel center completed on March 31, 2016.

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On June 22, 2016, pursuant to the Amendment, HPT purchased from us, for $23.9 million, two travel centers we owned and HPT leased back these two travel centers to us under two of the New TA Leases. Our annual rent increased by $2.0 million as a result of the sale and leaseback of the travel centers completed on June 22, 2016.

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On June 30, 2016, HPT purchased from us, for $22.3 million, one travel center we developed and owned, and HPT leased back the travel center to us under one of the New TA Leases. Our annual rent increased by $1.9 million as a result of the sale and leaseback of the travel center completed on June 30, 2016.

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On September 30, 2016, HPT purchased from us, for $16.6 million, one travel center we developed and owned, and HPT leased back the travel center to us under one of the New TA Leases. Our annual rent increased by $1.4 million as a result of the sale and leaseback of the travel center completed on September 30, 2016.

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On May 3, 2017, HPT purchased from us, for $27.6 million, one travel center we developed and owned, and HPT leased back the travel center to us under one of the New TA Leases. Our annual rent increased by $2.3 million as a result of the sale and leaseback of the travel center completed on May 3, 2017.

As of May 3, 2017, after giving effect to the above referenced transactions completed through that date, we leased a total of 159 properties from HPT under the New TA Leases.
The pro forma financial statements included herein include adjustments related to the amendments to the terms of our leases with HPT and our purchase of assets and our sale and lease back of assets on March 31, 2016, June 22, 2016, June 30, 2016, September 30, 2016, and May 3, 2017. The pro forma financial statements do not reflect adjustments to rent payable to HPT as a result of our sales to HPT during the periods presented of improvements at properties that we lease from HPT, for periods prior to the dates HPT purchased such improvements. Such improvements totaled $109.9 million during 2016, and, in accordance with the leases, annual minimum rent at the time HPT purchased these improvements was increased by 8.5% of the amounts of the improvements purchased by HPT. No pro forma adjustments have been made to reflect the results of operations for periods prior to our acquisitions of the convenience stores and standalone restaurants we acquired from parties other than HPT during the periods presented, or to eliminate the one time acquisition costs related to such acquisition activities. For the year ended December 31, 2016, we incurred $2.5 million of acquisition costs.
The adjustments to the pro forma condensed consolidated balance sheet as of December 31, 2016, assume that these transactions occurred on that date. The adjustments to the pro forma condensed consolidated statement of operations for the year ended December 31, 2016, assume that these transactions occurred on January 1, 2016. The pro forma financial statements are based on, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016, which we refer to as our Annual Report.
The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma financial statements should be read in conjunction with the accompanying notes.

Travel Centers of America LLC
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
December 31, 2016
(in thousands)

	As reported	Transaction adjustments	Note	Pro forma
Assets
Current assets:
Cash and cash equivalents	$61,312	$27,602	2 (a)	$88,914
Accounts receivable (less allowance for doubtful accounts of $744)	107,246	—		107,246
Inventory	207,829	—		207,829
Other current assets	25,674	—		25,674
Total current assets	402,061	27,602		429,663

Property and equipment, net	1,082,022	(27,602)	2 (b)	1,054,420
Goodwill	88,542	—		88,542
Other intangible assets, net	37,738	—		37,738
Other noncurrent assets	49,478	—		49,478
Total assets	$1,659,841	$—		$1,659,841

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$157,964	$—		$157,964
Current HPT Leases liabilities	39,720	—		39,720
Other current liabilities	132,648	—		132,648
Total current liabilities	330,332	—		330,332

Long term debt, net	318,739	—		318,739
Noncurrent HPT Leases liabilities	381,854	—		381,854
Other noncurrent liabilities	75,837	—		75,837
Total liabilities	1,106,762	—		1,106,762

Total shareholders' equity	553,079	—		553,079
Total liabilities and shareholders' equity	$1,659,841	$—		$1,659,841

Travel Centers of America LLC
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
Year Ended December 31, 2016
(in thousands, except per share data)

	As reported	Transaction adjustments	Note	Pro forma
Revenues:
Fuel	$3,530,149	$—		$3,530,149
Nonfuel	1,963,904	—		1,963,904
Rent and royalties from franchisees	17,352	—		17,352
Total revenues	5,511,405	—		5,511,405

Cost of goods sold (excluding depreciation):
Fuel	3,125,372	—		3,125,372
Nonfuel	910,827	—		910,827
Total cost of goods sold	4,036,199	—		4,036,199

Operating expenses:
Site level operating	959,407	—		959,407
Selling, general and administrative	139,052	—		139,052
Real estate rent	262,298	5,245	2 (c)	267,543
Depreciation and amortization	92,389	(638)	2 (d)	91,751
Total operating expenses	1,453,146	4,607		1,457,753

Income from operations	22,060	(4,607)		17,453

Acquisition costs	2,451	—		2,451
Interest expense, net	27,815	—		27,815
Income from equity investees	4,544	—		4,544
Loss before income taxes	(3,662)	(4,607)		(8,269)
Benefit for income taxes	(1,733)	(1,792)	2 (e)	(3,525)
Net loss	(1,929)	(2,815)		(4,744)
Less net income for noncontrolling interests	89	—		89
Net loss attributable to common shareholders	$(2,018)	$(2,815)		$(4,833)

Net loss per common share attributable to common shareholders:
Basic and diluted	$(0.05)	$(0.08)		$(0.13)

TravelCenters of America LLC
Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)
(In thousands, unless indicated otherwise)

Note 1.    Basis of Presentation
The condensed consolidated pro forma financial statements were derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles, and should be read in conjunction with our Annual Report. The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what our results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project our future operating results.
Note 2. Pro Forma Transaction Adjustments
The condensed consolidated pro forma financial statements were prepared based on our historical consolidated financial statements and include adjustments for the amendments to the sale and lease back of assets on March 31, 2016, June 22, 2016, June 30, 2016, September 30, 2016, and May 3, 2017.
The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations.
Pro Forma Balance Sheet Adjustments
(a)    Cash
The adjustment to cash totaling $27,602 represents the proceeds from the sale to HPT of one travel center completed on May 3, 2017. The pro forma statements of operations do not assume investment income related to the net increase in cash from the transaction.
(b)    Property and equipment, net
The adjustment to property and equipment, net totaling $27,602 reflects the sale of one travel center to HPT completed on May 3, 2017.
Pro Forma Statements of Operations Adjustments
(c)    Real estate rent
The adjustment to real estate rent expense consisted of the following:

Year Ended December 31, 2016
Increase in base rent due to sale and lease back transactions	$5,735
Less: Amortization of deferred gain	(490)
Net adjustment to real estate rent expense	$5,245

On March 31, 2016, June 22, 2016, June 30, 2016, and September 31, 2016, we completed certain of the transactions contemplated by the Transaction Agreement, as described above. Our historical results for the year ended December 31, 2016, include the rent increase related to those completed transactions from those respective dates.

The increase in our annual base rent payable to HPT as a result of the sale and lease back transactions described above is calculated as follows:

Proceeds from the sales of four development properties and two travel centers to HPT	$110,015
Rent increase rate	8.5%
Increase in annual base rent from 2016 and 2017 transactions	$9,351
(d)    Depreciation and amortization
The adjustment to depreciation and amortization expense consisted of $638 related to assets sold to HPT.
(e)    Provision for income taxes
The pro forma transaction adjustments have been tax affected at a blended statutory federal and state income tax rate of 38.9%.